UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): February 4, 2008

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place
Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Termination of Trust

On January 30, 2008, Torch Energy Royalty Trust (the “Trust”) announced that the vote to terminate the Trust was approved at the special meeting of unitholders of the Trust held on January 29, 2008 (the “Termination Date”). Wilmington Trust Company, as trustee of the Trust (the “Trustee”), will assist with the winding up, liquidation and distribution of the assets owned by the Trust. As of the Termination Date, the Oil and Gas Purchase Contract (the “Gas Purchase Contract”), dated as of October 1, 1993, by and between Torch Energy Marketing, Inc., Torch Royalty and Velasco Gas Company Ltd., also terminated as a result of the termination of the Trust.

Constellation Energy Partners LLC (the “Company”), Torch Royalty Company and Torch E&P Company own working interests in certain oil and gas fields located in Texas, Louisiana and Alabama. These working interests are each subject to net profit interests (“NPIs”) contained in three net overriding royalty conveyances (the “Conveyances”). The Company owns working interests in oil and gas properties located in the Robinson’s Bend Field in Alabama, some of which are subject to one of the NPIs. As previously disclosed, the Company and the other working interest owners in the oil and gas properties have filed an arbitration demand seeking a declaratory judgment that the NPI payments due under the Conveyances will continue after the Termination Date to be calculated using a sharing arrangement with a pricing formula contained in the Gas Purchase Contract.

The Trust has announced that, pursuant to the Torch Energy Royalty Trust Agreement (the “Trust Agreement”), the Trustee must obtain the services of an investment banking firm (the “Advisor”) to assist with the sale of the NPIs that the Trust owned as of the Termination Date. The Trust Agreement requires the Trustee to use its best efforts, with the Advisor’s assistance, to sell or cause to be sold the NPIs owned by the Trust.

The Trust has announced that, pursuant to the Trust Agreement, all proceeds of production following the Termination Date that are payable to the Trust in respect of the NPIs will be deposited into a non-interest bearing account (the “Deposit Account”). No amounts were owed by the Company for 2007 in respect of the NPI that burdens certain of its Alabama properties. Upon closing of the sale of the NPIs, all deposited amounts will be paid to the buyer of the NPIs. In the event that all NPIs are not, for any reason, sold or a definitive agreement for sale thereof is not entered into prior to the 150th day following the Termination Date, all amounts deposited in the Deposit Account will be paid to the Trust and all amounts attributable to the NPIs thereafter payable to the Trust will be paid to the Trust in accordance with the terms of the NPIs, and such amounts, if any, will be distributed to the unitholders of the Trust in accordance with the terms of the Trust Agreement.

The Trust has announced that the Trustee may accept any offer (including offers, if any, made by the current majority unitholder, working interest owners of the properties, any other unitholder or any affiliate thereof) for all or any part of the NPIs as it deems to be in the best interest of the Trust and its unitholders and may continue for up to one calendar year after the Termination Date to seek a buyer or buyers of any remaining assets and properties of the Trust, in an orderly fashion not involving a public auction. If any assets or property of the Trust have not been sold, or no definitive agreement for their sale has been entered into, by the end of one calendar year following the Termination Date, the Trustee will cause the property to be sold at public auction to the highest cash bidder, which could include, if they make a bid, the current majority unitholder, working interest owners of the properties, any other unitholder or any affiliate thereof. Notice of such auction must be mailed to each unitholder of the Trust at least 30 calendar days prior to the auction. The proceeds from any sale of the NPIs will be distributed to the unitholders of the Trust in accordance with the terms of the Trust Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: February 4, 2008	By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer